UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ____)*


                                  CompUSA, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    204932107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                September 1, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


                               Rafael Robles Miaja
                     Franck, Galicia, Duclaud y Robles, S.C.
                                  Torre Optima
                                   Tercer Piso
                         Avenida Paseo de las Palmas 405
                          Colonia: Lomas de Chapultepec
                           Mexico, D.F. 11000, MEXICO
                           Telephone: 011-525-540-9200
--------------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------
CUSIP No. 204932107                13G
-------------------

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Carlos Slim Helu
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Mexico
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           - 0 -
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          12,930,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         - 0 -
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            12,930,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,930,000 (see Item 4(a))
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]*


________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     14.1% (see Item 4(b))
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Carlos Slim Domit
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Mexico
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           - 0 -
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          12,930,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         - 0 -
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            12,930,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,930,000 (see Item 4(a))
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]*


________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     14.1% (see Item 4(b))
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Marco Antonio Slim Domit
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Mexico
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           - 0 -
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          12,930,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         - 0 -
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            12,930,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,930,000 (see Item 4(a))
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]*


________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     14.1% (see Item 4(b))
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Patrick Slim Domit
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Mexico
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           - 0 -
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          12,930,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         - 0 -
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            12,930,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,930,000 (see Item 4(a))
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]*


________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     14.1% (see Item 4(b))
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Maria Soumaya Slim Domit
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Mexico
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           - 0 -
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          12,930,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         - 0 -
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            12,930,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,930,000 (see Item 4(a))
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]*


________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     14.1% (see Item 4(b))
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Vanessa Paola Slim Domit
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Mexico
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           - 0 -
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          12,930,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         - 0 -
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            12,930,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,930,000 (see Item 4(a))
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]*


________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     14.1% (see Item 4(b))
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Johanna Monique Slim Domit
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Mexico
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           - 0 -
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          12,930,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         - 0 -
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            12,930,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,930,000 (see Item 4(a))
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]*


________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     14.1% (see Item 4(b))
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Grupo Carso, S.A. de C.V.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Mexico
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           - 0 -
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          12,930,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         - 0 -
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            12,930,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,930,000 (see Item 4(a))
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]*


________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     14.1% (see Item 4(b))
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Grupo Sanborns, S.A. de C.V.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Mexico
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           - 0 -
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          12,930,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         - 0 -
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            12,930,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,930,000 (see Item 4(a))
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]*


________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     14.1% (see Item 4(b))
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.
     (a)       Name of Issuer:
               CompUSA, Inc.
     (b)       Address of Issuer's Principal Executive Offices:
               14951 North Dallas Parkway
               Dallas, TX 75240

Item 2.
     (a)       Name of Persons Filing:

               This Statement is filed, pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the persons listed below (the "Reporting Persons").

               (1)

               Mr. Carlos Slim Helu, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. Maria Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit, Ms. Johanna Monique Slim Domit (collectively, the "Slim Family") are shareholders of a Mexican corporation and beneficiaries of a Mexican trust which in turn owns 61.14% of the outstanding voting equity securities of Grupo Carso, S.A. de
               C.V.

               (2)

               Grupo Carso, S.A. de C.V. ("Carso") is a corporation organized in Mexico. Carso is a holding company with interests in the tobacco, mining, metallurgical, paper, auto parts and tile industries, in the operation of restaurants and department stores and in the production of copper, copper alloys, copper cable, aluminum wires and tires. Carso owns a majority of the outstanding voting equity securities of Grupo Sanborns, S.A. de C.V. ("Grupo Sanborns").

               (3)

               Grupo Sanborns is a corporation organized in Mexico. Grupo Sanborns is a holding company with interests in the real estate, music and retail industries (including Sears Mexico) and in the operation of restaurants.

     (b)       Address of Principal Business Office:

               (i) The principal business address for each member of the Slim Family is:

               Paseo de las Palmas 736
               Colonia Lomas de Chapultepec
               Mexico D.F. 11000
               MEXICO

               (ii) Carso's principal business address is:

               Insurgentes Sur No. 3500
               Colonia Pena Pobre, Tlalpan
               Mexico, D.F. 14060
               MEXICO

               (iii) Grupo Sanborns' principal business address is:

               Av. San Fernando 649
               Colonia Pena Pobre, Tlalpan
               Mexico, D.F. 14060
               MEXICO

     (c)       Citizenship:

               Each member of the Slim Family is a Mexican citizen. Grupo Sanborns and Carso are Mexican corporations.

     (d)       Title of Class of Securities:
               Common Stock, no par value.

     (e)       CUSIP Number:
               204932107

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a(n):

     (a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o)

     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)

     (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act (15 (U.S.C. 80a-8)

     (e) [ ] Person registered as an investment adviser under Section 203 of the Investment Advisers Act of 1940
               (15 U.S.C. 80b-3) or under the laws of any state.

     (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with ss.240.13d-1(b)(1)(ii)(F)

     (g) [ ] Parent Holding Company or Control Person in accordance with ss.240.13d-1(b)(ii)(G)

     (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

     (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

     (j)  [ ]  Group in accordance with ss.240.13d-1(b)(1)(ii)(J)

     If this statement is filed pursuant to ss.240.13d-1(c), check this box [X]

Item 4.
               Ownership

     (a)       Amount Beneficially Owned:

               Grupo Sanborns directly owns, as of September 10, 1999, 12,930,000 shares of Common Stock, no par value. By virtue of the shares held by Grupo Sanborns, Carso, as Grupo Sanborns' parent entity, beneficially owns 12,930,000 shares of Common Stock. The Slim Family, directly and through their ownership of a majority of the voting and economic interests in a trust and a corporation, own a majority of the outstanding voting equity securities of Carso. Carso owns a majority of the outstanding voting equity securities of Grupo Sanborns. Thus, all Shares owned by Carso and Grupo Sanborns are deemed to be beneficially owned by each member of the Slim Family.

    (b)        Percent of Class:

               The shares of Common Stock held by the Slim Family, Carso and Grupo Sanborns constitute approximately 14.1% of the outstanding Common Stock of the issuer (based on 91,737,451 shares outstanding).

     (c)          Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote:
                         -0-
                 (ii) Shared power to vote or to direct the vote:
                         12,930,000 shares of Common Stock, no par value
                (iii) Sole power to dispose or to direct the disposition of:
                         -0-
                 (iv) Shared power to direct the disposition of:
                         12,930,000 shares of Common Stock, no par value

Item 5.        Ownership of Five Percent or Less of a Class

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

               Not applicable.

Item 8.        Identification and Classification of Members of the Group

               Not applicable.

Item 9.        Notice of Dissolution of Group

               Not applicable.

Item 10.       Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement on Schedule 13D is true, complete and correct.


     Carlos Slim Helu

     -----------------------------

     Carlos Slim Domit                       By:  /s/ Eduardo Valdes
                                                  ------------------------
     -----------------------------                    Eduardo Valdes
                                                      Attorney-in-Fact
     Marco Antonio Slim Domit                         September 10, 1999

     -----------------------------

     Patrick Slim Domit

     -----------------------------

     Maria Soumaya Slim Domit

     -----------------------------

     Vanessa Paola Slim Domit

     -----------------------------

     Johanna Monique Slim Domit

     -----------------------------

     GRUPO CARSO, S.A. DE C.V.

     -----------------------------
     By:
     Title:

     GRUPO SANBORNS, S.A. DE C.V.

     -----------------------------
     By:
     Title:

                                POWER OF ATTORNEY


     I, a holder of Common Shares, no par value (the "Securities") of CompUSA, Inc., a corporation organized under the laws of Delaware (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Schedule 13D and 13G and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Schedule 13D and 13G required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                        /s/ Carlos Slim Helu
     September 10, 1999                 ------------------------
                                        By: Carlos Slim Helu

                                POWER OF ATTORNEY

     I, a holder of Common Shares, no par value (the "Securities") of CompUSA, Inc., a corporation organized under the laws of Delaware (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Schedule 13D or 13G and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Schedule 13D or 13G required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                        /s/ Carlos Slim Domit
     September 10, 1999                 ------------------------
                                        By: Carlos Slim Domit

                                POWER OF ATTORNEY

     I, a holder of Common Shares, no par value (the "Securities") of CompUSA, Inc., a corporation organized under the laws of Delaware (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Schedule 13D or 13G and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Schedule 13D or 13G required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                        /s/ Marco Antonio Slim Domit
     September 10, 1999                 ----------------------------
                                        By: Marco Antonio Slim Domit

                                POWER OF ATTORNEY

     I, a holder of Common Shares, no par value (the "Securities") of CompUSA, Inc., a corporation organized under the laws of Delaware (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Schedule 13D or 13G and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Schedule 13D or 13G required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                        /s/ Patrick Slim Domit
     September 10, 1999                 ------------------------
                                        By: Patrick Slim Domit

                                POWER OF ATTORNEY

     I, a holder of Common Shares, no par value (the "Securities") of CompUSA, Inc., a corporation organized under the laws of Delaware (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Schedule 13D or 13G and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Schedule 13D or 13G required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                        /s/ Maria Soumaya Slim Domit
     September 10, 1999                 ----------------------------
                                        By: Maria Soumaya Slim Domit

                                POWER OF ATTORNEY

     I, a holder of Common Shares, no par value (the "Securities") of CompUSA, Inc., a corporation organized under the laws of Delaware (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Schedule 13D or 13G and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Schedule 13D or 13G required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                        /s/ Vanessa Paola Slim Domit
     September 10, 1999                 ----------------------------
                                        By: Vanessa Paola Slim Domit

                                POWER OF ATTORNEY

     I, a holder of Common Shares, no par value (the "Securities") of CompUSA, Inc., a corporation organized under the laws of Delaware (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Schedule 13D or 13G and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Schedule 13D or 13G required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                        /s/ Johanna Monique Slim Domit
     September 10, 1999                 ------------------------------
                                        By: Johanna Monique Slim Domit

                                POWER OF ATTORNEY

     I, a holder of Common Shares, no par value (the "Securities") of CompUSA, Inc., a corporation organized under the laws of Delaware (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Schedule 13D and 13G and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Schedule 13D and 13G required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                        GRUPO CARSO, S.A. DE C.V.

                                        /s/ Alejandro Escoto
     September 10, 1999                 ------------------------------
                                        By: Alejandro Escoto
                                        Title: Chief Financial Officer

                                POWER OF ATTORNEY

     I, a holder of Common Shares, no par value (the "Securities") of CompUSA, Inc., a corporation organized under the laws of Delaware (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Schedule 13D and 13G and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Schedule 13D and 13G required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                        GRUPO SANBORNS, S.A. DE C.V.

                                        /s/ Alejandro Escoto
     September 10, 1999                 --------------------------------------
                                        By: Alejandro Escoto
                                        Title: Authorized Legal Representative

                             JOINT FILING AGREEMENT

     THIS JOINT FILING AGREEMENT (this "Agreement") is made and entered into as of this day of September 10, 1999, by and between Mr. Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit, Johanna Monique Slim Domit, Carso Global Telecom, S.A. de C.V., Grupo Carso, S.A. de C.V. and Grupo Sanborns, S.A. de C.V.

     The parties to this Agreement hereby agree to prepare jointly and file timely (or otherwise to deliver as appropriate) all filings on Schedule 13D and
Schedule 13G ("Filings") required to be filed by them pursuant to Section 13(d) or 13(g) under the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of any securities of CompUSA, Inc. that are required to be reported on any Filings. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                        GRUPO CARSO, S.A. DE C.V.
     /s/ Carlos Slim Helu
     -------------------------------    /s/ Alejandro Escoto
         Carlos Slim Helu               ----------------------------------
                                        By: Alejandro Escoto
     /s/ Carlos Slim Domit              Title: Chief Financial Officer
     -------------------------------
         Carlos Slim Domit
                                        GRUPO SANBORNS, S.A. DE C.V.
     /s/ Marco Antonio Slim Domit
     -------------------------------    /s/ Alejandro Escoto
         Marco Antonio Slim Domit       ----------------------------------
                                        By: Alejandro Escoto
     /s/ Patrick Slim Domit             Title: Authorized Legal
     -------------------------------    Representative
         Patrick Slim Domit

     /s/ Maria Soumaya Slim Domit
     ------------------------------
         Maria Soumaya Slim Domit

     /s/ Vanessa Paola Slim Domit
     ------------------------------
         Vanessa Paola Slim Domit

     /s/ Johanna Monique Slim Domit
     ------------------------------
         Johanna Monique Slim Domit